UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 23, 2007 (July 18, 2007)
MEADOWBROOK INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or other jurisdiction of incorporation)		38-2626206 (I.R.S. Employer Identification Number)

1-14094 (Commission File Number)

26255 American Drive Southfield, Michigan (Address of Principal Executive Offices)		48034 (Zip Code)
(248) 358-1100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 8.01. OTHER EVENTS
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
Underwriting Agreement dated July 18, 2007
Press Release dated July 20, 2007

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 18, 2007, Meadowbrook Insurance Group, Inc. (the “Company”) and certain shareholders of the Company entered into an underwriting agreement (the “Agreement”) with KeyBanc Capital Markets Inc., as representatives of the underwriters named therein related to the Company’s previously disclosed public offering. The following summary of certain provisions of the Agreement is qualified in its entirety by reference to the complete Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.
Pursuant to the Agreement, the underwriters agreed to purchase for resale to the public, subject to the terms and conditions expressed therein, from the Company 5,500,000 shares of the Company’s common stock, par value $0.01 per share, plus an additional 937,500 shares of the Company’s common stock upon the exercise of a 30-day option granted by the Company to the underwriters and from certain shareholders of the Company 750,000 shares of the Company’s common stock, par value $0.01 per share. The sale of 7,187,500 shares of the Company’s common stock is expected to close on July 24, 2007, subject to the conditions stated in the Agreement.
ITEM 8.01. OTHER EVENTS
On July 20, 2007, the Company issued a press release announcing that the underwriters for the Company’s public offering, which was priced on July 19, 2007, exercised their over-allotment option of 937,500 additional shares of the Company’s common stock, resulting in additional net proceeds of approximately $8.6 million. The total net proceeds of the Company’s primary share offering, including the over-allotment, are approximately $58.6 million. A copy of the press release is furnished herewith as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     a. None.
     b. None.
     c. None.
     d. Exhibits

1.1	Underwriting Agreement, dated July 18, 2007, among Meadowbrook Insurance Group, Inc., certain of its shareholders and KeyBanc Capital Markets Inc.

99.1	Press Release, dated July 20, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2007	MEADOWBROOK INSURANCE GROUP, INC. (Registrant)
	By:	/s/ Karen M. Spaun
Karen M. Spaun, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description
1.1	Underwriting Agreement, dated July 18, 2007, among Meadowbrook Insurance Group, Inc., certain of its shareholders and KeyBanc Capital Markets Inc.
99.1	Press Release, dated July 20, 2007.